As filed with the Securities and Exchange Commission on May 9, 2008

Registration No. 333-149861

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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NextWave Wireless Inc.

(Exact name of registrant as specified in its charter)

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Delaware	3663	20-5361360
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

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12670 High Bluff Drive

San Diego, California 92130

(858) 480-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank A. Cassou

Executive Vice President - Corporate Development and Chief Legal Counsel

NextWave Wireless Inc.

12670 High Bluff Drive

San Diego, California 92130

(858) 480-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Marita Makinen, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

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Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 9, 2008

PROSPECTUS

9,101,718 Shares

Common Stock

par value $0.001 per share

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This prospectus relates solely to the resale of up to an aggregate of 9,101,718 shares of common stock of NextWave Wireless Inc. (“NextWave” or the “Company”) by the selling stockholders identified in this prospectus. These shares were issued to the selling stockholders in connection with the acquisition of IPWireless by NextWave Wireless Inc. in May 2007.

The selling stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 35 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

Our shares are listed on The Nasdaq Global Market under the ticker symbol “WAVE”.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated , 2008

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

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PROSPECTUS SUMMARY

This summary highlights key aspects of our business that are described in more detail in our reports filed with the Securities and Exchange Commission. This summary does not contain all of the information that you should consider before making a future investment decision with respect to our securities. You should read this entire registration statement carefully, including the “Risk Factors,” together with the more detailed information and combined audited financial statements included elsewhere or incorporated by reference herein or therein.

Unless the context indicates otherwise, all references in this registration statement to “NextWave,” “the Company,” “we,” “us” and “our” refer to NextWave Wireless Inc. and its direct and indirect subsidiaries.

Our Company

Business Overview

We are a mobile broadband and multimedia technology company that develops, produces, and markets mobile multimedia and wireless broadband products, including software for mobile handsets, mobile TV systems, fourth generation (“4G”) wireless broadband semiconductors and mobile broadband network equipment. Our products and technologies are designed to power wireless networks and devices that enable cutting-edge mobile multimedia and wireless broadband services. At present, our customers include many of the largest mobile handset and wireless service providers in the world including Orange, Motorola, Nokia, NTT DoCoMo, Panasonic, Sony Ericsson, T- Mobile and Verizon Wireless.

We believe that mobile multimedia applications such as Mobile TV, video-on-demand, and streaming audio will be the driving force behind global adoption of next-generation network technologies and end-user devices. Our business activities are focused on developing the technologies and products that enable mobile operators and device manufacturers to deliver these types of advanced mobile multimedia services to customers.

Our spectrum holdings, which consists of approximately 10.4 billion MHz POPs, include licenses in the United States which cover over 248 million persons, or POPs, in many of the largest metropolitan areas in the country, nationwide licenses in Austria, Argentina, Croatia, Germany, Norway, Slovakia and Switzerland and significant spectrum holdings in Canada.

Our mobile multimedia and wireless broadband products and technologies are developed and marketed through our NextWave Network Products and NextWave Mobile Products operating units. We have organized our businesses into four reportable business segments on the basis of products, services and strategic initiatives. The four business segments are: Semiconductor, Multimedia, Networks, and Strategic Initiatives. The financial results of NextWave Network Products are reported in the Networks business segment. The financial results of NextWave Mobile Products are reported in the Semiconductor and Multimedia business segments. We believe the breadth of products, technologies, spectrum assets and professional services we offer represents a unique platform to provide advanced mobile multimedia and wireless broadband solutions to the market. While our business units are intended to be profitable on a standalone basis, we believe that they will provide synergistic value to each other and collectively drive accelerated market penetration and share of the rapidly growing mobile multimedia and wireless broadband market.

NextWave Network Products

NextWave Network Products includes the operations of IPWireless, which was acquired in May 2007, and GO Networks, which was acquired in February 2007. NextWave Network Products markets mobile broadband network equipment and mobile TV and multimedia multicast systems, based on the global Universal Mobile Telecommunications System (“UMTS”) and Institute of Electrical and Electronics Engineers (“IEEE”) 802.11 standards, to mobile operators around the world. In addition, NextWave Network Products provides mobile operator customers with a comprehensive suite of professional and value added services.

Mobile Broadband Network Equipment. NextWave Network Products’ mobile broadband network equipment, based on the UMTS TD-CDMA standard, has been commercially deployed by mobile operators in more than a dozen countries, including the Czech Republic, Germany, New Zealand, South Africa, Sweden, United Kingdom and the United States. In 2006, NextWave Network Products’ UMTS TD-CDMA mobile broadband technology was selected by New York City’s Department of Information Technology and Telecommunications as part of a five-year contract awarded to Northrop Grumman for the deployment of a citywide, public safety, mobile wireless network. To provide customers with an evolution path to emerging 4G network technologies, in February 2008 NextWave Network Products announced its next-generation base station platform that will be field upgradeable to support Worldwide Interoperability for Worldwide Access (“WiMAX”) and release 8 of the UMTS standard, also known as Long Term Evolution (“LTE”).

Mobile TV and Multimedia Multicast Systems. NextWave Network Products’ TDtvTM mobile broadcast system, based on the Third Generation Partnership Project (“3GPP”) Multimedia Broadcast Multicast Service (“MBMS”) standard, provides UMTS operators the ability to deliver multi-channel mobile TV and other multimedia services using an underutilized portion of their existing third generation (“3G”) spectrum. Designed for easy integration into existing Wideband Code Division Multiple Access (“WCMDA”) networks and next-generation WCMDA handsets, TDtv is being offered in combination with PacketVideo’s MediaFusion advertising platform which will provide operators the ability to generate targeted advertising revenues from TDtv subscribers. On February 12, 2008, Orange and T-Mobile announced that they will conduct a six month commercial pilot of TDtv in London. We believe that this commercial pilot along with the rapid growth of the mobile TV market will provide us with expanded opportunities to market our TDtv multicast solution to UMTS network operators and device manufacturers around the world.

NextWave Network Products’ MXtvTM mobile broadband system, announced in March 2008, is based on the 802.16e WiMAX standard and provides WiMAX operators the ability to deliver a broad range of rich and personalized multimedia services including mobile TV, interactive services, and digital audio without having to invest in new spectrum or additional network infrastructure. Similar to TDtv, NextWave MXtv will provide mobile operators the ability to use PacketVideo’s MediaFusion platform to generate revenues via the delivery of user-specific advertising. NextWave Network Products has executed joint development agreements with Huawei Technologies USA and Alcatel-Lucent under which these two global network infrastructure providers will integrate MXtv technology into their end-to-end WiMAX network solutions.

Carrier-Grade Mobile Wi-Fi Systems. NextWave Network Products’ family of carrier-class micro, pico and femto mobile Wi-Fi base stations have been deployed by numerous mobile operators, Internet Service Providers, and municipalities around the world. All of NextWave Network Products’ Wi-Fi platforms utilize advanced xRFTM adaptive-beamforming, smart-antenna technology and a cellular-mesh Wi-Fi architecture to deliver wide-area Wi-Fi network solutions with the performance and economics required by service providers. In February 2008, NextWave Network Products announced its roadmap for the integration and availability of its WiMAX LTE capabilities into its line of micro and pico base stations including hybrid Wi-Fi/WiMAX and Wi-Fi/LTE network solutions.

Value-Added and Professional Services. To support sales of its mobile broadband and multimedia systems, NextWave Network Products provides its customers with a full array of professional and value-added services, including RF and core network design services, network implementation and management services, and back-office service solutions, Voice-over-Internet-Protocol (“VoIP”) implementation, and wireless backhaul solutions. To demonstrate the capabilities of its products and services, NextWave Network Products is implementing a comprehensive test network in Las Vegas, Nevada.

NextWave Mobile Products.

NextWave Mobile Products includes the operations of our Multimedia business segment, which solely consists of our PacketVideo subsidiary, the world’s largest independent supplier of mobile multimedia software solutions, and our Semiconductor business segment, which is developing advanced wireless semiconductors including OFDM-based WiMAX and LTE chipsets.

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Multimedia Software. Our PacketVideo subsidiary supplies multimedia software and server solutions to many of the world’s largest wireless carriers and wireless handset manufacturers, who use it to transform a mobile phone into a feature-rich multimedia device that provides people with the ability to stream, download and play video and music, receive live TV broadcasts, and engage in two-way video telephony. PacketVideo has been contracted by some of the world’s largest carriers, such as Orange, NTT DoCoMo, T-Mobile, Verizon Wireless and Vodafone to design and implement the multimedia software capabilities contained in their handsets. In addition, PacketVideo is a founding member of the Open Handset Alliance, led by Google, and will be supplying the multimedia software subsystem for the Open Handset Alliance’s mobile device AndroidTM platform. We believe that by joining the Open Handset Alliance, PacketVideo will be uniquely positioned to market its full suite of enhanced software applications to Android application developers. PacketVideo’s software is compatible with virtually all network technologies including CDMA, GSM, WiMAX, LTE, and WCDMA. To date, over 218 million PacketVideo-powered handsets have been shipped by PacketVideo’s service provider and device manufacturer customers.

To further enhance its market position, PacketVideo has invested in the development and acquisition of a wide range of technologies and capabilities to provide its customers with software solutions to enable home/office/mobile digital media convergence using communication protocols standardized by the Digital Living Network AllianceTM. An example is PacketVideo’s PVConnectTM platform that provides for content search, discovery, organization and content delivery/sharing between mobile devices and consumer electronics products connected to an Internet Protocol (“IP”)-based network. In addition, PacketVideo’s patented Digital Rights Management solutions, already in use by many wireless carriers globally, represent a key enabler of digital media convergence by preventing the unauthorized access or duplication of multimedia content used or shared by PacketVideo-enabled devices.

We believe that the continued growth in global shipments of high-end handsets with multimedia capabilities, increasing demand for home/office/mobile digital media convergence solutions, and the acceleration of global deployments of mobile broadband networks optimized to support mobile multimedia applications will substantially expand the opportunity for PacketVideo to license its suite of multimedia software solutions to service providers and to handset and consumer electronic device manufacturers.

Multimedia Devices. To help drive market adoption of mobile TV technology and related PacketVideo products, PacketVideo recently introduced its Telly™ Mobile Broadcast Receiver, a matchbox-size hardware device that enables virtually any mobile Wi-Fi device to play mobile broadcast TV. The Telly decodes a digital TV signal, repurposes it for use on a mobile device, and then sends the mobile TV content over Wi-Fi to the handset. The PacketVideo Telly uses patented protocols to ensure optimum rendering of the TV signal on the playback device and provides secure access to premium channels. This allows mobile subscribers to upgrade to advanced mobile TV services without a requirement to change their handsets. PacketVideo intends to manufacture several versions of the Telly to support TDtv, MXtv, Digital Video Broadcasting – Handheld (“DVB-H”), and MediaFLO mobile TV systems.

Semiconductors. Over 250 engineers at NextWave Mobile Products are developing a family of mobile broadband semiconductor products based on OFDM technologies such as WiMAX and LTE. NextWave Mobile Products’ initial focus is to market multi-band RF chips and high-performance, digital baseband WiMAX chips to wireless device and network equipment manufacturers who require an advanced platform to develop next-generation WiMAX mobile terminal and infrastructure products optimized for mobile multimedia applications such as mobile TV. Samples of our first-generation NW1000 chipset family, which includes a WiMAX baseband system-on-a-chip and matched multi-band Radio Frequency Integrated Circuits (“RFIC”), became available in the third quarter of 2007. Samples of our second-generation NW2000 chipset family, which contain our MXtv mobile multicast technology, became available in April 2008. The NW2000 chipset family is NextWave Mobile Products’ first chipset family designed for high-volume commercial production. In addition, NextWave Mobile Products is developing a family of handset and media player reference designs to highlight the features of its subscriber station semiconductor products. Furthermore, in advance of prospective commercial deployments by network operators of NextWave Mobile Products’ TDtv mobile broadcast system, NextWave Mobile Products is preparing for high-volume, commercial production of a TDtv Device Integration Pack. The TDtv Device Integration Pack which includes a low-power TDtv System in Package, a complete MBMS software stack, and PacketVideo MediaFusionTM multimedia client software, is designed to provide device vendors an easy, low-cost way to integrate TDtv technology into their handset products.

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The primary design objectives of NextWave Mobile Products’ current and future semiconductor products and technologies, which are intended to be sold or licensed to network infrastructure vendors, device manufacturers and service providers worldwide, are to:

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Improve the performance, service quality, and economics of mobile broadband networks and enhance their ability to cost-effectively handle the large volume of network traffic associated with bandwidth-intensive and/or Quality of Service, applications such as mobile TV, video-on-demand, streaming audio, two-way video telephony, VoIP telephony, and real-time interactive gaming;

•	Improve the performance, power consumption and cost characteristics of WiMAX and LTE subscriber terminals;
•	Improve the degree of interoperability and integration between Wi-Fi and WiMAX/LTE systems for both Local Area Networks (“LANs”) and Wide Area Networks (“WANs”); and
•	Improve service provider economics and roaming capabilities by enabling WiMAX and LTE enabled devices to seamlessly operate across multiple frequency bands including certain unlicensed bands.

Strategic Initiatives

To help drive sales of our products and technologies, we have acquired licensed spectrum in the United States, Canada, Argentina, Germany, Switzerland, Austria, Slovakia and Croatia. We believe that our spectrum assets will provide for additional opportunities for selling products and services to the service providers, that require our spectrum assets for the provision of wireless broadband services, on a significantly larger scale than the typical opportunities being served. The financial results of our spectrum acquisition activities, both domestically and internationally, are reported under our Strategic Initiatives business segment.

To date, we have acquired licensed spectrum and entered into long-term leases that provide us with exclusive leasehold access to licensed spectrum throughout the United States. Our spectrum portfolio covers approximately 251.6 million POPs across the United States, of which licenses covering 143.9 million POPs are covered by 20 MHz or more of spectrum, and licenses covering an additional 93.8 million POPs are covered by at least 10 MHz of spectrum. In addition, a number of markets, including much of the New York metropolitan region, are covered by 30 MHz or more of spectrum. While we believe that all of our spectrum assets can support commercially viable wireless broadband services, we expect that those licenses which have over 20 MHz of spectrum will provide operators with improved capacity and network performance. We believe that this spectrum footprint, which includes 15 of the top 20 Cellular Market Areas and eight of the top ten Cellular Market Areas in the United States, will be attractive to service providers who wish to deploy wireless networks that utilize our advanced products and technologies. Our domestic spectrum resides in the 2.3 GHz Wireless Communication Services (“WCS”), 2.5 GHz Broadband Radio Service (“BRS”)/Educational Broadband Service (“EBS”), and 1.7/2.1 GHz Advanced Wireless Services (“AWS”) bands and offers propagation and other characteristics suitable to support high-capacity, mobile broadband services.

We believe the breadth of products, technologies, spectrum assets and professional services we offer represents a unique platform to provide advanced mobile multimedia and wireless broadband solutions to the market. We believe that they will provide synergistic value to each other and collectively drive accelerated market penetration and share of the rapidly growing mobile multimedia and wireless broadband market.

Recent Developments

On April 18, 2008, we acquired all of the outstanding equity interests of Southam Chile SA, a Chilean corporation, and Sociedad Televisora CBC Limitada, a Chilean limited liability company, for cash of $4.5 million and additional cash payments of up to $1.7 million upon the occurrence of certain specified events prior to the third anniversary of the acquisition date.

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On April 23, 2008, we retained Deutsche Bank and UBS Investment Bank to explore the sale of our wireless spectrum holdings in the United States. As of March 29, 2008, the aggregate net carrying value of our wireless spectrum license assets in the United States was $538.7 million, which includes $81.3 million of deferred tax liabilities determined in accordance with EITF Issue No. 98-11, Accounting for Acquired Temporary Differences in Certain Purchase Transactions That Are Not Accounted for as Business Combinations. Upon consummation of a sale of our spectrum holdings, we would be required to pay certain fees to each of Deutsche Bank and UBS Investment Bank. There is no assurance that the sale of any of our spectrum licenses will occur and any proposed sale is subject to final approval by the Federal Communications Commission.

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THE OFFERING

Common stock outstanding prior to this offering, excluding the shares being offered for resale to the public by the selling stockholders(1)	102,857,605 shares
Common stock being offered for resale to the public by the selling stockholders(2)	9,101,718 shares
Common stock to be outstanding after this offering	111,959,323 shares
Total proceeds raised by offering	We will not receive any proceeds from the resale of our common stock pursuant to this offering.
Nasdaq Global Market symbol	WAVE
Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.
(1)

The number of shares of our common stock outstanding prior to this offering is based on the number of shares of our common stock outstanding as of May 2, 2008. This number does not include, as of May 2, 2008:

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26,025,780 shares of our common stock issuable upon exercise of options and warrants outstanding, at a weighted average exercise price of $7.08 per share, of which amount 500,000 are shares of our common stock issuable upon exercise of warrants at an exercise price of $6.00 per share and 1,935,000 are shares of our common stock issuable upon the exercise of warrants at an exercise price of $0.01 per share;

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10,498,752 shares of our common stock reserved for issuance under our NextWave Wireless Inc. 2005 Stock Incentive Plan, NextWave Wireless Inc. 2007 Stock Incentive Plan, the CYGNUS Communications, Inc. 2004 Stock Option Plan and the PacketVideo Corporation 2005 Equity Incentive Plan;

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approximately $4.0 million of our common stock that may be issued under the IPWireless Employee Stock Bonus Plan upon the achievement of certain milestones relating to product shipments and up to $5.0 million of our common stock that may be issued under the GO Networks Employee Stock Bonus Plan upon the achievement of certain milestones relating to product shipments;

•	34,668,951 shares of our common stock issuable upon conversion of our Series A Preferred Stock; and
•	833,333 shares of common stock issuable under an advisory contract.
(2)

The number of shares of our common stock being offered for resale includes 3,417,299 shares subject to escrow arrangements until May 11, 2008, which shares will be subject to forfeiture if we incur certain losses which are indemnifiable under the IPWireless Merger Agreement, including any losses we may incur as a result of any breach of the representations and warranties or covenants of IPWireless contained in our merger agreement with IPWireless.

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RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the following risks together with all of the other information contained in or incorporated by reference into this registration statement before making a future investment decision with respect to our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected, and the value of our securities could decline.

Risks Relating to Our Business

We have limited relevant operating history and a history of losses.

We emerged from our reorganization in April 2005 with a new business plan and have made several significant acquisitions and investments. As a result, we are at an early stage of our development and have had a limited relevant operating history and, consequently, limited historical financial information. Other than through our PacketVideo subsidiary, which we acquired in July 2005, and our IPWireless subsidiary, which we acquired in May 2007, we have never generated any material revenues and have limited commercial operations. While certain of our businesses are currently generating revenues, the revenues are not yet adequate to cover our operating expenses. In particular, we are currently unable to project when our NextWave Semiconductor products and technologies will be commercially deployed and generating significant revenue. We, along with the companies we have acquired, have a history of losses. We will continue to incur significant expenses in advance of achieving broader commercial distribution of our network equipment products and generating revenues from our semiconductor business. We are expected to realize significant operating losses for the next few years. We are therefore subject to risks typically associated with a start-up entity.

If we are not able to successfully implement all key aspects of our business plan, including selling and/or licensing high volumes of our products to network operators and to device and network equipment manufacturers, we may not be able to develop a customer base sufficient to generate adequate revenues. If we are unable to successfully implement our business plan and grow our business, either as a result of the risks identified in this section or for any other reason, we may never achieve profitability, in which event our business would fail.

If we fail to effectively manage growth in our business, our ability to develop and commercialize our products will be adversely affected.

Our business and operations have expanded rapidly since the completion of our reorganization in April 2005. For example, from April 13, 2005 through March 29, 2008, the number of our employees increased from 50 to 1,175 as a result of organic growth and acquisitions. In addition to various immaterial acquisitions in 2007 and 2006, we acquired WiMax Telecom AG in December 2007 (following our purchase of a majority-owned share in July 2007), Websky Argentina S.A. in October 2007, IPWireless, Inc. in May 2007, GO Networks, Inc. in February 2007, SDC Secure Digital Container AG (“SDC”) in January 2007, CYGNUS Communications, Inc. in February 2006 and PacketVideo Corporation in July 2005.

To support our expanded research and development activities and the anticipated growth in our NextWave Network Products and NextWave Mobile Products businesses, we must continue to successfully hire, train, motivate and retain our employees. We expect that further expansion of our operations and employee base will be necessary. Our recent acquisitions have also expanded the geographic reach of our operations to countries including Argentina, Austria, Croatia, Denmark, Finland, Germany, Israel, Slovakia, South Korea, Switzerland and the United Kingdom. In order to manage the increased complexity of our expanded operations, we will need to continue to expand our management, operational and financial controls and strengthen our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. Failure to fulfill any of the foregoing requirements could result in our failure to successfully manage our intended growth and development, and successfully integrate our acquired businesses, which would adversely affect our ability to develop and commercialize our products and achieve profitability.

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We have recently acquired private companies that were not subject to Sarbanes-Oxley regulations and, therefore, they may lack the internal controls of a public company, which could ultimately affect our ability to ensure compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

We have acquired private companies that were not previously subject to Sarbanes Oxley regulations and accordingly were not required to establish and maintain an internal control infrastructure meeting the standards promulgated under the Sarbanes-Oxley Act of 2002. Our assessment of and conclusion on the effectiveness of our internal control over financial reporting as of December 29, 2007 did not include the internal controls of the recent acquisitions of SDC Secure Digital Container AG, acquired in January 2007, GO Networks, Inc., acquired in February 2007, IPWireless, Inc., acquired in May 2007, WiMax Telecom AG, acquired in July 2007, Digital World Services AG, acquired in September 2007, and Websky Argentina SA, acquired in October 2007, which are included in our 2007 consolidated financial statements and constituted $64.3 million and $97.9 million of total assets and total liabilities, respectively, as of December 29, 2007 and $24.7 million and $94.1 million of total revenues and operating loss, respectively, for the fiscal year then ended. Management did not assess the effectiveness of internal control over financial reporting at the entities listed above because we did not have the ability to assess those controls due to the timing of the acquisitions.

We continue to evaluate and integrate these acquired entities into our existing internal control structure. In some cases, we anticipate that the internal controls of certain recently-acquired subsidiaries, will need to be improved to avoid deficiencies that could rise to the level of one or more material weaknesses in internal control over financial reporting once our evaluation of controls is completed. As previously disclosed, in connection with our financial statement close process for the fiscal year ended December 29, 2007 and our acquisition integration efforts, we identified several control deficiencies at a company we acquired in 2007 whose operations are primarily foreign. Specifically, there were deficiencies in information technology general controls and the availability of a sufficiently trained workforce in the accounting organization. Ernst & Young LLP, in connection with their audit for the year ended December 29, 2007, also identified control deficiencies in the revenue recognition and financial statement close processes at this same acquired company. Subsequent to our year-end audit process, we identified several control deficiencies at another of the acquired companies, relating to the availability of a sufficiently trained workforce in the accounting organization, and we anticipate that we may identify additional control deficiencies at our acquired subsidiaries as we work to complete our analysis of internal controls.

While the deficiencies identified to date have not resulted in our inability to certify as to the effectiveness of our disclosure controls and procedures, these deficiencies could rise to the level of one or more material weaknesses once the evaluation of these controls has been completed. We are in the process of implementing a number of measures to remedy these deficiencies including the implementation of our accounting and enterprise resource planning system. We believe the new controls and procedures will address the deficiencies identified. The evaluation of these controls is expected to be included in our report on internal control over financial reporting for the year ending December 27, 2008. We plan to continue to monitor the effectiveness of acquired company controls, including the operating effectiveness of newly implemented measures and plan to take further action, as appropriate.

Although our management will continue to review and evaluate the effectiveness of our internal controls in light of these acquisitions, we can give you no assurance that there will be no material weaknesses in our internal control over financial reporting. Any significant deficiencies or material weaknesses in the internal control structure of our acquired businesses may cause significant deficiencies or material weaknesses in our internal control over financial reporting, which could have a material adverse effect on our business and our ability to comply with Section 404 of the Sarbanes-Oxley Act.

We will need to secure significant additional capital in the future to implement our business plan and to continue to fund our research and development activities and our operating losses until we become cash flow positive and generate earnings.

In order for us to achieve positive operating results and positive cash flows, we will need to achieve a substantial increase in the level of revenues and achieve sufficient gross margins to cover our ongoing operating expenses and debt service costs. We will need to secure significant additional capital to implement changes to, or expansions of, our business plan and to continue to fund our research and development activities and our operating losses until we become cash flow positive. We may also require additional cash resources for other future

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developments, including any investments or acquisitions we may pursue, such as investments or acquisitions of other business or technologies

Management believes our existing cash and cash equivalents of $59.4 million, along with the release of $50.0 million of restricted cash based on our payment of consent fees in March and April 2008 in accordance with amended purchase agreement for the Notes and the cash forecasted to be generated by operations, as well as a combination of the following potential sources of cash will be sufficient to meet our estimated working capital and capital expenditure requirements through at least March 2009:

•	The release of the final $25.0 million of restricted cash associated with the Notes. The release of these funds is subject to payment of a $3.5 million consent fee.
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A realization of value from our auction rate securities. Our marketable securities at March 29, 2008 consist entirely of $28.2 million of auction rate securities. In order to fund our ongoing operations, we have directed our investment portfolio managers to liquidate our auction rate securities and reinvest in more liquid, less risky investments. However, due to recent weakness in the auction markets, we have been unable to liquidate our remaining auction rate securities. If we are unable to liquidate our auction rate securities in sufficient time to fund operations, we intend to pursue a collateralized borrowing against these auction rate securities.

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The settlement of an escrow claim related to our acquisition of IPWireless, Inc. of approximately $13.3 million. There can be no assurance that the escrow agent will rule in our favor and approve the release of the claim amount.

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A working capital line of credit of up to $25.0 million, collateralized by our accounts receivable and inventory from certain significant global wireless operators and wireless network integrators. There can be no assurance that this line of credit will be available on acceptable terms, if at all.

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The sale and related lease-back of our office building in Henderson, Nevada. We intend to market this property through a national brokerage firm. There can be no assurance that a buyer will be located or an acceptable offer on this property will be received.

If we are unable to successfully obtain cash through the sources described above, the following potential sources of cash may also be available to us:

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Second lien indebtedness of up to $100.0 million to fund our working capital requirements. This additional indebtedness is subject to an intercreditor agreement with a party that is reasonably satisfactory to the holders of a majority in aggregate principal amount of the Notes and intercreditor terms that are reasonably satisfactory to the holders of at least two-thirds in aggregate principal amount of the Notes. The incurrence of additional indebtedness would result in additional debt service obligations and may require us to comply with operating and financial covenants that could restrict our operations. There can be no assurance that any additional indebtedness will be available on acceptable terms, if at all.

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The potential sale of our domestic wireless spectrum holdings. We have been approached by a number of wireless carriers with preliminary indications of interest in acquiring certain of our wireless spectrum licenses. We plan to entertain such offers to the extent we deem the terms to be attractive and in April 2008, we retained Deutsche Bank and UBS Investment Bank to explore the sale of certain our wireless spectrum holdings in the United States. If we were to consummate a sale of our spectrum holdings, we are required to use the net proceeds from the sale to redeem the Notes at a premium of 105% of the principal amount if such redemption occurred prior to July 2009 and a premium of 102% of the principal amount if such redemption occurred subsequent to July 2009. Additionally, if we were to consummate a sale of our spectrum holdings for net proceeds exceeding $500 million, and holders of more than 25% of our Series A Preferred Stock object to the sale, we must offer to redeem the outstanding shares of our Series A Preferred Stock to the extent of such proceeds. Accordingly, certain

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proceeds from the sale of our spectrum holdings will not be available to fund working capital requirements. If we successfully consummate a sale of our wireless spectrum holdings, we do not anticipate that the proceeds from such sale will be available to us until the fourth quarter of fiscal year 2008. There can be no assurance that a disposition of our spectrum will be consummated.

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The sale of other assets and additional equity securities. The sale of equity securities could result in additional dilution to our stockholders. There can be no assurances that a buyer will be located or that an acceptable offer for our other assets will be received. There can be no assurance that any additional equity financing will be available on acceptable terms, if at all.

If events or circumstances occur such that we are unable to obtain additional cash through the sources described above, we may be required to reduce certain discretionary spending and we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our ability to achieve our intended business objectives.

We operate in an extremely competitive environment which could materially adversely affect our ability to win market acceptance of our products and achieve profitability.

We operate in an extremely competitive market and we expect such competition to increase in the future. Our NextWave Network Products and NextWave Semiconductor businesses are developing and selling products and technologies based on WiMAX, Wi-Fi and UMTS standards and will be competing with well established, international companies that are engaged in the development, manufacture and sale of products and technologies that support the same technologies, as well as alternative wireless standards such as High Speed Downlink Packet Access (“HSDPA”) and Ultra Mobile Broadband (“UMB”). Companies that support these alternative wireless technologies include well established industry leaders such as Alcatel, Ericsson, Lucent, Motorola, Nokia, Nortel, QUALCOMM, Samsung and Siemens.

Our mobile TV products, such as TDtv and MXtv, compete with alternative mobile broadcast technologies such as DVB-H and MediaFlo. These alternative technologies have already been commercially deployed by network operators in the United States and internationally and are supported by well-established industry leaders such as Alcatel, Ericsson, Nokia and QUALCOMM, all of which have significantly greater financial, technological development, marketing and other resources than we do.

We also will be competing with numerous companies that are currently developing or marketing WiMAX products and technologies including Airspan, Beceem, Fujitsu, Intel, Motorola, Nortel, RunCom, Samsung, Sequans and WaveSat. Some of these companies have significantly greater financial, technical development, and marketing resources than we do, are already marketing fully-commercial WiMAX semiconductor products, and have established a significant time to market advantage. Some of these companies are also our potential customers and partners and may not be available to us if they develop competing products.

Our NextWave Multimedia business products compete primarily with the internal multimedia design teams at the OEM handset manufacturers to whom we market our products and services. Importantly, these OEMs represent some of our largest customers. In addition several companies, including Flextronics/Emuzed, Hantro, Nextreaming, Philips Software, Sasken and Thin Multimedia also currently provide software products and services that directly or indirectly compete with our PacketVideo products and our TDtv solution. As the market for embedded multimedia software evolves, we anticipate that additional competitors may emerge including Apple Computer, Real Networks and OpenWave.

Our ability to generate earnings will depend, in part, upon our ability to effectively compete with these competitors.

The success of our businesses depends on the adoption of developing wireless broadband 4G technologies, including WiMAX and TD-CDMA.

The success of our semiconductor business depends on the deployment and market acceptance of 4G wireless broadband technologies, including WiMAX and LTE. The market for 4G networks and compatible products and technologies, as well as the technologies themselves, are in an early stage of development and are continuing to evolve. In particular, there are currently no mobile WiMAX or LTE networks in commercial operation

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and there can be no assurance that commercial mobile WiMAX or LTE networks will prove to be commercially viable. In order for 4G technologies to gain significant market acceptance among customers, network operators and telecommunications service providers will need to deploy 4G networks. However, many of the largest wireless telecommunications providers have made significant expenditures in incumbent technologies and may choose to develop these technologies rather than utilize 4G technologies. Certification standards for 4G technologies are controlled by industry groups. Accordingly, standard setting for 4G technologies is beyond our control. If standards for 4G technologies such as WiMAX, LTE, and TD-CDMA, for example, change, the commercial viability of these technologies may be delayed or impaired and our development efforts may also be delayed or impaired or become more costly. If our 4G technologies and products do not receive industry certification, we may not be able to successfully market, license or sell our products or technologies. The development of 4G networks is also dependent on the availability of spectrum. Access to spectrum suitable for 4G networks is highly competitive. Future 4G networks may utilize multiple frequencies and this multi-spectrum approach is technologically challenging and will require the development of new software, integrated circuits and equipment, which will be time consuming and expensive and may not be successful. In order for our business to continue to grow and to become profitable, 4G technology and related services must gain acceptance among consumers, who tend to be less technically knowledgeable and more resistant to new technology or unfamiliar services. If consumers choose not to adopt 4G technologies, we will not be successful in selling 4G products and technologies and our ability to grow our business will be limited.

Many of our products and technologies are in the early stages of development and will require a substantial investment before they may become commercially viable.

Many of our wireless broadband products and technologies are in the early stages of development and will require a substantial investment before they may become commercially viable. While we have announced the initial availability of our first generation WiMAX baseband system-on-a-chip and matched multiband RFIC, these products are not expected to generate significant revenue. We currently anticipate that our second generation WiMAX chipset, designed for high volume commercial production, will initially be available in the first half of 2008. In addition, we anticipate that our TDtv products will also become fully commercially available in 2008. However, we may not able to meet these timeframes and therefore the commercial deployment of these products could be delayed, which could adversely affect our competitive position as well as our future profitability. In addition, unexpected expenses and delays in development could adversely affect our liquidity. Some of our other planned wireless broadband products and technologies have not been tested, even on a pre-commercial basis. Even if our new products and technologies function when tested, they may not produce sufficient performance and economic benefits to justify full commercial development efforts, or to ultimately attract customers. Failure to achieve high volume sales of our semiconductors and other wireless broadband products and technologies would adversely affect our ability to achieve profitability.

Our customer agreements do not contain minimum purchase requirements and can be cancelled on terms that are not beneficial to us.

Our customer agreements with network providers and mobile phone and device manufacturers are not exclusive and many contain no minimum purchase requirements or flexible pricing terms. Accordingly, mobile phone and device manufacturers may effectively terminate these agreements by no longer purchasing our products or reducing the economic benefits of those arrangements. In many circumstances, we have indemnified these customers from certain claims that our products and technologies infringes third-party intellectual property rights. Our customer agreements have a limited term of one to five years, in some cases with evergreen, or automatic renewal, provisions upon expiration of the initial term. These agreements set out the terms of our distribution relationships with the customers but generally do not obligate the customers to market or distribute any of our products or applications. In addition, in some cases customers can terminate these agreements early or at any time, without cause.

We may experience difficulties in the introduction of new or enhanced products, which could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products and in certain cases, penalties under customer agreements.

The development of new or enhanced wireless products and technologies is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction, commercialization or marketing of new products or product enhancements. The

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difficulties could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products, which may adversely affect our results or operations. In addition, in some cases we are required to provide liquidated damages and other penalty clauses in our customer contracts (for, e.g., late delivered product, failure to comply with service level agreements or defective products). If we are unable to perform in a timely manner under such customer agreements, we would face financial penalties.

We do not have any manufacturing capabilities and depend on third-party manufacturers and suppliers to manufacture, assemble and package our products.

We are currently designing and developing semiconductor products including digital baseband ASICs and multi-band RFICs. If we are successful in our design and development activities and a market for these products develops, these products will need to be manufactured. Due to the expense and complexity associated with the manufacture of digital baseband ASICs and multi-band RFICs, we intend to depend on third-party manufacturers to manufacture these products. In addition, we have engaged third-party manufacturers to develop and manufacture our other products and technologies including infrastructure equipment and end-user devices. The dependence on third-parties to manufacture, assemble and package these products involves a number of risks, including:

•	a potential lack of capacity to meet demand;
•	reduced control over quality and delivery schedules;
•	risks of inadequate manufacturing yield or excessive costs;
•	difficulties in selecting and integrating subcontractors;
•	limited warranties in products supplied to us;
•	price increases; and
•	potential misappropriation of our intellectual property.

We may not be able to establish manufacturing relationships on reasonable terms or at all. The failure to establish these relationships on a timely basis and on attractive terms could delay our ability to launch these products or reduce our revenues and profitability.

Defects or errors in our products and services or in products made by our suppliers could harm our relations with our customers and expose us to liability. Similar problems related to the products of our customers or licensees could harm our business.

Our mobile broadband products and technologies are inherently complex and may contain defects and errors that are detected only when the products are in use. Further, because our products and technologies serve as critical functions in our customers’ products and/or networks, such defects or errors could have a serious impact on our customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects in our products and technologies or those used by our customers or licensees, equipment failures or other difficulties could adversely affect our ability and that of our customers and licensees to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers or licensees may also experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third-party manufacturers or those of our customers or licensees. Resolving any defect or failure related issues could consume financial and/or engineering resources that could affect future product release schedules. Additionally, a defect or failure in our products and technologies or the products of our customers or licensees could harm our reputation and/or adversely affect the growth of the market for mobile WiMAX, Wi-Fi, TD-CDMA, and other mobile broadband technologies.

We may be unable to protect our own intellectual property and could become subject to claims of infringement, which could adversely affect the value of our products and technologies and harm our reputation.

As a technology company, we expect to incur expenditures to create and protect our intellectual property and, possibly, to assert infringement by others of our intellectual property. Other companies or entities also may

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commence actions or respond to an infringement action that we initiate by seeking to establish the invalidity or unenforceability of one or more of our patents or to dispute the patentability of one or more of our pending patent applications. In the event that one or more of our patents or applications are challenged, a court may invalidate the patent or determine that the patent is not enforceable or deny issuance of the application, which could harm our competitive position. If any of our patent claims are invalidated or deemed unenforceable, or if the scope of the claims in any of these patents is limited by court decision, we could be prevented from licensing such patent claims. Even if such a patent challenge is not successful, it could be expensive and time consuming to address, divert management attention from our business and harm our reputation. Effective intellectual property protection may be unavailable or limited in certain foreign jurisdictions.

We also expect to incur expenditures to defend against claims by other persons asserting that the technology that is used and sold by us infringes upon the right of such other persons. From time to time, we have received, and expect to continue to receive, notices from our competitors and others claiming that their proprietary technology is essential to our products and seeking the payment of a license fee. Any claims, with or without merit, could be time consuming to address, result in costly litigation and/or the payment of license fees, divert the efforts of our technical and management personnel or cause product release or shipment delays, any of which could have a material adverse effect upon our ability to commercially launch our products and technologies and on our ability to achieve profitability. If any of our products were found to infringe on another company’s intellectual property rights or if we were found to have misappropriated technology, we could be required to redesign our products or license such rights and/or pay damages or other compensation to such other company. If we were unable to redesign our products or license such intellectual property rights used in our products, we could be prohibited from making and selling such products. In any potential dispute involving other companies’ patents or other intellectual property, our customers and partners could also become the targets of litigation. Any such litigation could severely disrupt the business of our customers and partners, which in turn could hurt our relations with them and cause our revenues to decrease.

Because mobile WiMAX and 3GPP based technologies such as LTE are emerging wireless technologies that are not fully developed, there is a risk that still unknown persons or companies may assert proprietary rights to the various technology components that will be necessary to operate a WiMAX or LTE-based wireless broadband network.

Because mobile technologies such as WiMAX and LTE are emerging wireless technologies that are not fully developed, there may be a greater risk that persons or entities unknown to us will assert proprietary rights to technology components that are necessary to operate WiMAX or LTE-based wireless broadband networks or products. Numerous companies have submitted letters of assurance related to IEEE 802.16 and amendments or various UMTS based technologies, including TD-CDMA, stating that they may hold or control patents or patent applications, the use of which would be unavoidable to create a compliant implementation of either mandatory or optional portions of the standard. In such letters, the patent holder typically asserts that it is prepared to grant a license to its essential IP to an unrestricted number of applicants on a worldwide, non-discriminatory basis and on reasonable terms and conditions. If any companies asserting that they hold or control patents or patent applications necessary to implement the relevant technologies do not submit letters of assurance, or state in such letters that they do not expect to grant licenses, this could have an adverse effect on the implementation of mobile broadband networks utilizing such technologies as well as the sale of our mobile WiMAX or future LTE based products and technologies. In addition, we can not be certain of the validity of the patents or patent applications asserted in the letters of assurance submitted to date, or the terms of any licenses which may be demanded by the holders of such patents or patent applications. If we were required to pay substantial license fees to implement our mobile WiMAX or LTE-based products and technologies, this could adversely affect the profitability of these products and technologies.

We anticipate that we will develop a patent portfolio related to our WiMAX and LTE based products and technologies. However, there is no assurance that we will be able to obtain patents covering WiMAX or LTE based products. Litigation may be required to enforce or protect our intellectual property rights. As a result of any such litigation, we could lose our proprietary rights or incur substantial unexpected operating costs. Any action we take to license, protect or enforce our intellectual property rights could be costly and could absorb significant management time and attention, which, in turn, could negatively impact our operating results. In addition, failure to protect our trademark rights could impair our brand identity.

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We are subject to risks associated with our international operations.

We operate or hold spectrum through various subsidiaries and joint ventures in Argentina, Austria, Canada, Chile, Croatia, Germany, Norway, Slovakia and Switzerland and have additional operations located in Brazil, Denmark, Finland, Germany, Israel, South Korea, Switzerland and the United Kingdom. We expect to continue to expand our international operations and potentially enter new international markets through acquisitions, joint ventures and strategic alliances. For example, we recently commenced business operations in Latin America, where a new business unit headquartered in Sao Paulo, Brazil will deliver our mobile broadband and wireless technology solutions to customers throughout the Latin American region. Our activities outside the United States operate in different competitive and regulatory environments than we face in the United States, with many of our competitors having a dominant incumbent market position and/or greater operating experience in the specific geographic market. In addition, in some international markets, foreign governmental authorities may own or control the incumbent telecommunications companies operating under their jurisdiction. Established relationships between government-owned or government-controlled telecommunications companies and their traditional local telecommunications providers often limit access of third parties to these markets. In addition, owning and operating wireless spectrum in overseas jurisdictions may be subject to a changing regulatory environment. In particular, our ownership of wireless broadband spectrum in Argentina remains subject to obtaining governmental approval. We can not assure you that changes in foreign regulatory guidelines for the issuance or use of wireless licenses, foreign ownership of spectrum licenses, the adoption of wireless standards or the enforcement and licensing of intellectual property rights will not adversely impact our operating results. Due to these competitive and regulatory challenges, our activities outside the United States may require a disproportionate amount of our management and financial resources, which could disrupt our operations and adversely affect our business.

Our businesses which currently generate revenue are dependent on a limited number of customers.

Our NextWave Network Products and NextWave Mobile Products businesses currently generate revenue but are dependent on a limited number of customers. For the three months ended March 29, 2008, revenues from two customers accounted for 32% and 24% of our consolidated revenues, respectively. We expect that our Multimedia segment will continue to generate a significant portion of its revenues through a limited number of mobile phone and device manufacturers and wireless carriers for the foreseeable future, although these amounts may vary from period-to-period. If any of these customers terminate their relationships with us, our revenues and results of operations could be materially adversely affected.

We are dependent on a small number of individuals, and if we lose key personnel upon whom we are dependent, our business will be adversely affected.

Our future success depends largely upon the continued service of our board members, executive officers and other key management and technical personnel, particularly Allen Salmasi, our Chairman and Chief Executive Officer, William Jones, Chief Executive Officer of our NextWave Network Products operating unit, and James Brailean, Chief Executive Officer of our NextWave Mobile Products operating unit.

Mr. Salmasi has been a prominent executive and investor in the technology industry for over 20 years, and we have benefited from his industry relationships in attracting key personnel and in implementing acquisitions and strategic plans. In addition, in order to develop and achieve commercial deployment of our mobile broadband products and technologies in competition with well-established companies such as Intel, QUALCOMM and others, we must rely on highly specialized engineering and other talent. Our key employees represent a significant asset, and the competition for these employees is intense in the wireless communications industry. We continue to anticipate significant increases in human resources, particularly in engineering resources, through 2008. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.

As a company without a significant operating history, we may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation by well-established competitors. We do not maintain key person life insurance on any of our personnel. We also have no covenants against competition or nonsolicitation agreements with certain of our key employees. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop and commercialize our products and technology.

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To augment our existing working capital resources in order to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or to obtain a credit facility. Our Senior Secured Notes and our Series A Preferred Stock prohibit our incurrence of additional indebtedness, subject to certain exceptions. The sale of equity securities or convertible debt securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would also result in additional debt service obligations and the requirement that we comply with operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all.

Covenants in the indenture governing our 7% Senior Secured Notes and the terms of our Redeemable Series A Senior Convertible Preferred Stock impose operating and financial restrictions on us.

Covenants in the indenture governing our 7% Senior Secured Notes, as amended, and the terms of our Redeemable Series A Senior Convertible Preferred Stock impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things;

•	pay dividends to our stockholders;
•	incur, or cause certain of our subsidiaries to incur, additional indebtedness;
•	permit liens on or conduct sales of any assets pledged as collateral;
•	sell significant amounts of our assets or consolidate or merge with or into other companies;
•	issue shares of our common stock at less than fair market value;
•	repay existing indebtedness; and
•	engage in transactions with affiliates.

A breach of any covenants contained in the indenture could result in a default under our 7% Senior Secured Notes. If we are unable to repay or refinance those amounts, the holders of our 7% Senior Secured Notes could proceed against the assets pledged to secure these obligations, which include a substantial portion of our spectrum assets and substantially all of our other assets. In addition, with few exceptions, we will be required to redeem our 7% Senior Secured Notes with the net proceeds of any significant asset sales. We would be required to pay a premium of 105% of the principal amount if such redemption occurred prior to July 2009 and a premium of 102% of the principal amount if such redemption occurred subsequent to July 2009. In addition, if we consummate asset sales with more than $500 million in net proceeds, and holders of more than 25% of our Series A Preferred Stock object to the sale, we must offer to redeem our outstanding shares of Redeemable Series A Senior Convertible Preferred Stock to the extent of such proceeds. Accordingly, proceeds from asset sales will not be available for our cash needs or business purposes.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business and take advantage of business opportunities. Moreover, we may seek additional debt financing on terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

Certain of our marketable securities recently failed to trade at auctions, which may result in future impairment charges to a portion or all of such investments.

At March 29, 2008, we hold auction rate securities with an aggregate principal balance of $28.2 million. In order to fund our ongoing operations, we have directed our investment portfolio managers to liquidate our auction rate securities and reinvest in more liquid, less risky investments. However, due to recent weakness in the auction markets, we have been unable to liquidate our remaining auction rate securities. If we are unable to liquidate our auction rate securities in sufficient time to fund our operations, we intend to pursue a collateralized borrowing against these auction rate securities. There can be no assurance that we are able to borrow the aggregate principal balance of our auction rate securities, if at all.

Considering our inability to sell our remaining auction rate securities at auction, the recent deterioration of overall market conditions and our near-term liquidity needs, we concluded that the decline in the fair value of our

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auction rate securities was other-than-temporary. Accordingly, we wrote-down our auction rate securities to their estimated fair value as of March 29, 2008 and recognized a charge of $1.1 million, which is included in other income (expense), net, in the accompanying consolidated statement of operations.

Risks Relating to Government Regulation

Government regulation could adversely impact our development of wireless broadband products and services, our offering of products and services to consumers, and our business prospects.

The regulatory environment in which we operate is subject to significant change, the results and timing of which are uncertain. The FCC has jurisdiction over the grant, renewal, lease, assignment and sale of our domestic wireless licenses, the use of wireless spectrum to provide communications services, and the resolution of interference between users of various spectrum bands. Other aspects of our business, including construction and operation of our wireless systems, and the offering of communications services, are regulated by the FCC and other federal, state and local governmental authorities. States may exercise authority over such things as billing practices and consumer-related issues.

Various governmental authorities could adopt regulations or take other actions that would adversely affect the value of our assets, increase our costs of doing business, and impact our business prospects. Changes in the regulation of our activities, including changes in how wireless, mobile, and IP-enabled services are regulated, changes in the allocation of available spectrum by the United States and/or exclusion or limitation of our technology or products by a government or standards body, could have a material adverse effect on our business, operating results, liquidity and financial position.

Changes in legislation or regulations may affect our ability to conduct our business or reduce our profitability.

Future legislative, judicial or other regulatory actions could have a negative effect on our business. Some legislation and regulations applicable to the wireless broadband business, including how IP-enabled services are regulated, are the subject of ongoing judicial proceedings, legislative hearings and administrative proceedings that could change the manner in which our industry is regulated and the manner in which we operate. We cannot predict the outcome of any of these proceedings or their potential impact on our business.

If, as a result of regulatory changes, we become subject to general common carrier rules and regulations applicable to telecommunications service providers, commercial mobile radio service providers offering certain switched services on a common carrier basis, and/or enhanced service providers, including providers of interconnected VoIP service, at the federal level or in individual states, we may incur significant administrative, litigation and compliance costs, or we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

We may not have complete control over our transition of BRS and EBS spectrum, which could impact compliance with FCC rules.

The FCC’s rules require transition of BRS and EBS spectrum to the new band plan on a Basic Trading Area (“BTA”) basis. See “Government Regulation-BRS-EBS License Conditions.” We do not hold all of the BRS and EBS spectrum in the BTAs in which we hold spectrum. Consequently, we will need to coordinate with other BRS and EBS licensees in order to transition spectrum we hold or lease. Disagreements with other BRS or EBS licensees about how the spectrum should be transitioned may delay our efforts to transition spectrum, could result in increased costs to transition the spectrum, and could impact our efforts to comply with applicable FCC rules. The FCC rules permit us to self-transition to the reconfigured band plan if other spectrum holders in our BTAs do not timely transition their spectrum.

Our use of EBS spectrum is subject to privately negotiated lease agreements. Changes in FCC rules governing such lease agreements, contractual disputes with EBS licensees, or failures by EBS licensees to comply with FCC rules could impact our use of the spectrum.

All commercial enterprises are restricted from holding licenses for EBS spectrum. Eligibility for EBS spectrum is limited to accredited educational institutions, governmental organizations engaged in the formal

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education of enrolled students (e.g., school districts), and nonprofit organizations whose purposes are educational. Access to EBS spectrum can only be gained by commercial enterprises through privately-negotiated EBS lease agreements. FCC regulation of EBS leases, private interpretation of EBS lease terms, private contractual disputes, and failure of an EBS licensee to comply with FCC regulations all could impact our use of EBS spectrum and the value of our leased EBS spectrum. The FCC rules permit EBS licensees to enter into lease agreements with a maximum term of 30 years; lease agreements with terms longer than 15 years must contain a “right of review” by the EBS licensee every five years beginning in year 15. The right of review must afford the EBS licensee with an opportunity to review its educational use requirements in light of changes in educational needs, technology, and other relevant factors and to obtain access to such additional services, capacity, support, and/or equipment as the parties shall agree upon in the spectrum leasing arrangement to advance the EBS licensee’s educational mission. A spectrum leasing arrangement may include any mutually agreeable terms designed to accommodate changes in the EBS licensee’s educational use requirements and the commercial lessee’s wireless broadband operations. In addition, the terms of EBS lease agreements are subject to contract interpretation and disputes could arise with EBS licensees. There can be no assurance that EBS leases will continue for the full lease term, or be extended beyond the current term, or be renewed or extended on terms that are satisfactory to us. Similarly, since we are not eligible to hold EBS licenses, we must rely on EBS licensees with whom we contract to comply with FCC rules. The failure of an EBS licensee from whom we lease spectrum to comply with the terms of their FCC authorization or FCC rules could result in termination, forfeiture or non-renewal of their authorization, which would negatively impact the amount of spectrum available for our use.

If we do not comply with FCC build-out requirements relating to our spectrum licenses, such licenses could be subject to forfeiture.

Certain build-out or “substantial service” requirements apply to our licensed wireless spectrum, which generally must be satisfied as a condition of license renewal. In particular, the renewal deadline and the substantial service build-out deadline for our WCS spectrum is July 21, 2010; for our BRS and EBS spectrum, the substantial service build-out deadline is May 1, 2011; and for our AWS spectrum, the substantial service build-out deadline is December 18, 2021. Failure to make the substantial service demonstration, without seeking and obtaining an extension from the FCC, would result in license forfeiture.

We have no guarantee that the licenses we hold or lease will be renewed.

The FCC generally grants wireless licenses for terms of ten or 15 years, which are subject to renewal and revocation. FCC rules require all wireless licensees to comply with applicable FCC rules and policies and the Communications Act in order to retain their licenses. For example, licensees must meet certain construction requirements, including making substantial service demonstrations, in order to retain and renew FCC licenses. Failure to comply with FCC requirements with respect to any license could result in revocation or non-renewal of a license. In general, most wireless licensees who meet their construction and/or substantial service requirements are afforded a “renewal expectancy,” however, all FCC license renewals can be challenged in various ways, regardless of whether such challenges have any legal merit. Under FCC rules, licenses continue in effect during the pendency of timely filed renewal applications. Challenges to license renewals, while uncommon, may impact the timing of renewal grants and may impose legal costs. Accordingly, there is no guarantee that licenses we hold or lease will remain in full force and effect or be renewed.

We hold 30 licenses issued by the FCC for WCS spectrum. Renewal applications for all 2.3 GHz WCS licenses, including those issued to us, were due to be filed with the FCC on July 21, 2007. We filed our WCS renewal applications on April 23, 2007. Under FCC rules, licenses continue in effect during the pendency of timely file renewal applications. At least three parties about which we are aware made filings purporting to be “competing applications” in response to the renewal applications we filed, AT&T and perhaps others. The basis on which the third-party filings were made was the alleged failure of WCS licensees to deploy service on WCS spectrum and satisfy substantial service requirements by July 21, 2007. However, on December 1, 2006, the FCC issued a waiver order extending the substantial service deadline for WCS licensees to July 21, 2010. The FCC’s rules contain no procedures for processing “competing applications” filed for WCS spectrum and it has not made any of the third-party filings available in the public record or accepted them for filing. We have no knowledge of the status of these filings and cannot predict how the FCC may address them or how these filings may impact our renewal applications.

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Interference could negatively impact our use of wireless spectrum we hold, lease or use.

Under applicable FCC rules, users of wireless spectrum must comply with technical rules that are intended to eliminate or diminish harmful radiofrequency interference between wireless users. Licensed spectrum is generally entitled to interference protection, subject to technical rules applicable to the radio service, while unlicensed spectrum has no interference protection rights and must accept interference caused by other users.

Wireless devices utilizing WCS, BRS and EBS spectrum may be susceptible to interference from Satellite Digital Audio Radio Services (“SDARS”).

Since 1997, the FCC has considered a proposal to permanently authorize terrestrial repeaters for SDARS operations adjacent to the C and D blocks of the WCS band. The FCC has permitted a large number of these SDARS terrestrial repeaters to operate on a special temporary authorization since 2001. Permanently authorizing SDARS repeaters adjacent to the WCS band could cause interference to WCS, BRS and EBS receivers. The extent of the interference from SDARS repeaters is unclear and is subject to the FCC’s final resolution of pending proceedings. Because WCS C and D block licenses are adjacent to the SDARS spectrum, the potential for interference to this spectrum is of greatest concern. There is a lesser magnitude concern regarding interference from SDARS to WCS A and B block licenses, and BRS and EBS licenses. Central to the FCC’s evaluation of this proposal has been the technical specifications for the operation of such repeaters. SDARS licensees are seeking rule changes that would both unfavorably alter WCS technical operating requirements and permit all existing SDARS repeaters to continue to operate at their current operating parameters. Through their representative association, the WCS Coalition, the majority of affected WCS licensees, including NextWave, also have proposed technical rules for SDARS terrestrial repeaters and WCS operations to the FCC. Final technical rules will determine the potential interference conditions and requirements for mitigation. If SDARS repeaters result in interference to our WCS, BRS or EBS spectrum, our ability to realize value from this spectrum may be impaired.

Increasing regulation of the tower industry may make it difficult to deploy new towers and antenna facilities.

The FCC, together with the FAA, regulates tower marking and lighting. In addition, tower construction and deployment of antenna facilities is impacted by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of new tower projects, which makes it more difficult and expensive to deploy towers and antenna facilities. The FCC also is considering changes to its rules regarding when routine environmental evaluations will be required to determine compliance of antenna facilities with its radiofrequency radiation exposure limits. If adopted, these regulations could make it more difficult to deploy facilities. In addition, the FAA has proposed modifications to its rules that would impose certain notification requirements upon entities seeking to (i) construct or modify any tower or transmitting structure located within certain proximity parameters of any airport or heliport, and/or (ii) construct or modify transmission facilities using the 2500-2700 MHz radiofrequency band, which encompasses virtually all of the BRS/EBS frequency band. If adopted, these requirements could impose new administrative burdens upon use of BRS/EBS spectrum.

18

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This registration statement and other reports, documents and materials we will file with the SEC contain, or will contain, disclosures that are forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements, which represent our expectations or beliefs concerning various future events, may contain words such as “may,” “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or other words of similar meaning in connection with any discussion of the timing and value of future results or future performance. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks, uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical results or those anticipated. These risks include, but are not limited to:

•	our limited relevant operating history;
•	our ability to manage growth or integrate recent or future acquisitions;
•	our ability to execute our business plan and to become cash flow positive;
•	competition from alternative wireless technologies and other technology companies;
•	our ability to develop and commercialize mobile broadband products and technologies;
•	the ability of vendors to manufacture commercial WiMAX equipment and devices;
•	consumer acceptance of fourth generation wireless technologies, such as WiMAX;
•	consumer acceptance of mobile TV and mobile broadcast services;
•	changes in government regulations;
•	any loss of our key executive officers; and
•	the other risks described under “Risk Factors” and elsewhere in the information contained or incorporated into this registration statement.

There may also be other factors that cause our actual results to differ materially from the forward looking statements.

Because of these factors, we caution you that you should not place any undue reliance on any of our forward-looking statements. These forward-looking statements speak only as of the date of this registration statement and you should understand that those statements are not guarantees of future performance or results. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

19

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the selling stockholders in connection with the acquisition of IPWireless, Inc. We will not receive any proceeds from the resale of our common stock under this offering.

20

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. The shares of common stock offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling stockholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling stockholders. We filed with the SEC, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Issued pursuant to the Offering(1)	Number of Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering (2)
Alan E. Jones 21 Petty Lane Derry Hill Calne, Wiltshire SN11 9QY United Kingdom	592	32,126	32,718	*%
Anne M. Drysdale 177 Bovet Road, Suite 600 San Mateo CA 94402	8,009	14,969	22,978	*%
Bay Partners LS Fund, LP (3) 2882 Sand Hill Road, Suite 240 Menlo Park CA 94025	30,547	689,556	720,103	*%

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Bay Partners SBIC II, LP (3) 2882 Sand Hill Road, Suite 240 Menlo Park CA 94025	9,194	207,540	216,734	*%
Bert L. Zaccaria PO Box S-PMB 3003 Carmel CA 93921	71	1,606	1,677	*%
Blair Woodward 910 Princeton Kingston Rd. Princeton NJ 08540	1,630	3,741	5,371	*%
Bradford Jeffries c/o Cooley Godward 101 California Street, 5th Floor San Francisco CA 94111	6,801	6,883	13,684	*%
Cassin 1997 Charitable Trust (4) Attn: Brendan J. Cassin & Isabel Cassin 3000 Sand Hill Rd, Building 3, Suite 210 Menlo Park CA 94025	2,801	6,440	9,241	*%
Cassin Family Partners, a CA Limited Partnership (4) Attn: Brendan J. Cassin & Isabel Cassin 3000 Sand Hill Rd, Building 3, Suite 210 Menlo Park CA 94025	11,238	21,204	32,442	*%
Cassin Family Trust UDT 1/31/96 (4) Attn: Brendan J. Cassin & Isabel Cassin 3000 Sand Hill Rd, Building 3, Suite 210 Menlo Park CA 94025	103,748	119,086	222,834	*%
Robert S. Cassin Charitable Trust (4) UTA dated 2/20/97 Attn: Brendan J. Cassin & Isabel Cassin 3000 Sand Hill Rd, Building 3, Suite 210 Menlo Park CA 94025	2,801	6,440	9,241	*%
Christopher Noble c/o Bay Partners 2882 Sand Hill Road, Suite 240 Menlo Park CA 94025	6,365	14,633	20,998	*%

22

Christy C. Kunin 15065 NE 144th Street Redmond WA 98052	17	46	63	*%
Clarity Partners, L.P. Attn: R. Rudolph Reinfrank or Clint Walker 100 North Crescent Drive, Suite 300 Beverly Hills CA 90210	264,269	600,092	864,361	*%
CNA Trust TTEE, FBO Venture Law Group 401(k) John V. Bautista (5) c/o Union Bank 3080 S. Bristol St. 2nd Floor Costa Mesa CA 92626	323	5,192	5,515	*%
Craig W. Johnson c/o Concept2Company, Inc. 100 Hamilton Ave., Suite 100 Palo Alto CA 94301	1,113	25,127	26,240	*%
Dan Burke 128 Scenic Drive Redwood City CA 94062	347	18,813	19,160	*%
Daniel Goldberg c/o Telesat Canada 1601 Telesat Court Gloucester, Ontario K1B 5P4 K1B5P4, Canada	699	1,609	2,308	*%
DCM II Annex Fund, L.P. Attn: Lisa Harris (6) 2420 Sand Hill Road, Suite 200 Menlo Park CA 94025	7,179	162,065	169,244	*%
DCM Internet Fund, L.P. Attn: Lisa Harris (6) 2420 Sand Hill Road, Suite 200 Menlo Park CA 94025	1,645	37,099	38,744	*%
DCM Network Fund, L.P. Attn: Lisa Harris (6) 2420 Sand Hill Road, Suite 200 Menlo Park CA 94025	890	20,056	20,946	*%
Dempsey Revocable Trust (3) c/o Bay Partners 2882 Sand Hill Road, Suite 240 Menlo Park CA 94025	809	18,291	19,100	*%

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Derek J. Kerton 8032 Canyon Creek Circle Pleasanton CA 94588-4764	659	1,287	1,946	*%
Doll Technology Affiliates Fund II, L.P. (6) Attn: Lisa Harris 2420 Sand Hill Road, Suite 200 Menlo Park CA 94025	1,005	22,692	23,687	*%
Doll Technology Investment Fund II, L.P. (6) 2420 Sand Hill Road, Suite 200 Menlo Park CA 94025	16,004	361,238	377,242	*%
Donald L. Lucas, SUCC TTE (7) 3000 Sand Hill Rd, Building 3, Suite 210 Menlo Park CA 94025	951	21,473	22,424	*%
Donald L. Lucas, TTEE Donald L. and Lygia S. Lucas Trust (7) 3000 Sand Hill Rd, Building 3, Suite 210 Menlo Park CA 94025	176	3,974	4,150	*%
Dougery Ventures, LLC (8) Attn: John Dougery 165 Santa Ana Avenue San Francisco CA 94127	11	261	272	*%
Drysdale Partners 177 Bovet Road, Suite 600 San Mateo CA 94402	7,229	13,808	21,037	*%
Elise P.W. Kiely 161 Woodlands Dr. Falmouth ME 04105	76	46	122	*%
Ellen Hancock PO Box 169 Ridgefield CT 06877	1,622	929	2,551	*%
Evelyn Bowen Lockton Trust 130 Reservoir Road Hillsborough CA 94010	21,526	4,557	26,083	*%
Freidenrich Family Partnership, LP Attn: Bob Burlinson 300 Hamilton Ave. Palo Alto CA 94301	4,273	84,298	88,571	*%

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Gabriel Legacy Fund II, L.P. (9) Attn: Frederick W. Bolander 350 Marine Parkway, Suite 2000 Redwood Shores CA 94065	375	858	1,233	*%
Gabriel Legacy Fund L.P. (10) Attn: Frederick W. Bolander 350 Marine Parkway, Suite 2000 Redwood Shores CA 94065	19,332	26,686	46,018	*%
Gabriel Venture Partners II, L.P. (9) Attn: Frederick W. Bolander 350 Marine Parkway, Suite 2000 Redwood Shores CA 94065	231,541	542,129	773,670	*%
Gabriel Venture Partners L.P. (10) Attn: Frederick W. Bolander 350 Marine Parkway, Suite 2000 Redwood Shores CA 94065	435,476	464,746	900,222	*%
Gary M. Cohen 2001 Halyard Lane Reston VA 20191	204	557	761	*%
George Drysdale 177 Bovet Road, Suite 600 San Mateo CA 94402	3,216	6,185	9,401	*%
Henry L. B. Wilder 3301 Tripp Road Woodside CA 94061	5,409	118,020	123,429	*%
Henry T. Wilson (11) c/o Northwood Ventures 484 Underhill Blvd., Suite 205 Syosset NY 11791	85	232	317	*%
Inspirit Technology Limited c/o PCCW Limited PCCW A8Tower, 39th Floor Taikoo Place, Q979 King's Road, Quarry Bay Hong Kong	71,966	644,105	716,071	*%
J.F. Shea Co., Inc. as Nominee 1999-89 Edmund H. Shea, Jr. Attn: Edmund H. Shea, Jr. 655 Brea Canyon Road Walnut CA 91789	40,869	922,552	963,421	*%
James Wickett 142 Patricia Drive Atherton CA 94027	3,182	7,316	10,498	*%

25

Jeffery L. Donovan 201 Merritt Road Los Altos CA 94022	10,868	4052	14,920	*%
Jeffrey Blumenfeld 6614 32nd St., NW Washington DC 20015	3,317	557	3,874	*%
John and Marilyn Dougery Trust, John R. and Marilyn R. Dougery, Trustees (8) 165 Santa Ana Avenue San Francisco CA 94127	220	4,954	5,174	*%
John Lockton 130 Reservoir Road Hillsborough CA 94010	9,050	24,551	33,601	*%
John Nicholson c/o The Nicholson Company 1680 Dell Ave. Campbell CA 95008	136	374	510	*%
John R. Dougery, Jr. Trust, John R. Dougery, Trustee (8) 165 Santa Ana Avenue San Francisco CA 94127	11	261	272	*%
John V. Bautista (5) c/o Orrick Herrington & Sutcliffe 1000 Marsh Rd. Menlo Park CA 94025	4,178	5,293	9,471	*%
Jonathan Beizer 1335 Brandt Street Hillsborough CA 94010	2,173	117,985	120,158	*%
Jonathan Hambridge 174 Granville Way San Francisco CA 94127	347	18,813	19,160	*%
Kathryn Ann Dougery Trust, John R. Dougery, Trustee (8) 165 Santa Ana Avenue San Francisco CA 94127	11	261	272	*%
KOCO Capital Company, L.P. Shant Mardirossian 111 Radio Circle Mt. Kisco NY 10549	20,451	3,441	23,892	*%
Loring W. Knoblauch, Jr. 760 Old Post Road Bedford NY 10506	341	731	1,072	*%

26

Malcom Gordon 65 Penn Lea Road Bath, AVON BA1 3RQ United Kingdom	592	32,126	32,718	*%
M. Mavin Howley, trustee of the M. Mavin Howley Trust dtd 2/18/05 235 Del Casa Drive Mill Valley CA 94941	80,324	185,896	266,220	*%
Marcella Yano 511 Harvard Rd. San Mateo CA 94402	1,351	2,925	4,276	*%
Marilyn Dougery Trust (8) 165 Santa Ana Avenue San Francisco CA 94127	11	261	272	*%
Multimedia Research Institute Corp. Attn: Akira Morio Hill Crest Hirakawacho 1 F 2-5-7 Hirakawacho, Chiyodaku Tokyo, Japan 102-0093	59,809	128,820	188,629	*%
Nextel Data Investments I, Inc. Attn: Todd Rowley or Melissa LeTendre 2001 Edmund Halley Drive Reston VA 20191	2,941,455	0	2,941,455	1.82%
Northwood Capital Partners LLC (11) c/o Northwood Ventures 484 Underhill Blvd., Suite 205 Syosset NY 11791	4,103	9,815	13,918	*%
Northwood Ventures LLC (11) c/o Northwood Ventures 484 Underhill Blvd., Suite 205 Syosset NY 11791	26,618	58,895	85,513	*%
Oak Hill Capital Management (12) Partners, L.P. Attn: Kevin Levy 201 Main Street, Suite 2415 Fort Worth TX 76102	19,802	45,501	65,303	*%
Oak Hill Capital Partners, L.P. (12) Attn: Kevin Levy 201 Main Street, Suite 2415 Fort Worth TX 76102	772,322	1,774,588	2,546,910	1.58%
OHCP IPWireless, L.P. (12) Attn: Kevin Levy 201 Main Street, Suite 2415 Fort Worth TX 76102	3,980	9,145	13,125	*%

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Peter A. Howley Western Venture 369 B Third Street, #373 San Rafael CA 94901	9,199	188,896	198,095	*%
Peter G. Schiff (11) c/o Northwood Ventures 484 Underhill Blvd., Suite 205 Syosset NY 11791	1,493	4,092	5,585	*%
Pride Park Investment Pte Ltd. c/o GIC Special Investments Pte Ltd. 255 Shoreline Drive, Suite 600 Redwood City CA 94065	318,316	731,694	1,050,010	*%
RBC Dain Rauscher Cust. Kevin Shannon (IRA) 1761 Novato Blvd. Novato CA 94947	1,335	3,220	4,555	*%
Richard M. Lucas Foundation (7) 3000 Sand Hill Rd, Building 3, Suite 210 Menlo Park CA 94025	1,021	23,062	24,083	*%
Robert E. Hoffman 971 Colonial Meadows Way Virginia Beach VA 23454	419	0	419	*%
Roger Nichol Waylands Folly Road Lambourn, Berkshire RG17 8QE United Kingdom	592	32,126	32,718	*%
Roger Quayle 2517 Valdivia Way Burlingame CA 94010	22,095	90,776	112,871	*%
Rolapp Trust (8) 165 Santa Ana Avenue San Francisco CA 94127	11	261	272	*%
Settlemier Revocable Trust UAD 2-1-89 451 Marina Blvd. San Francisco CA 94123	700	1,609	2,309	*%
Shelley Dougery Trust, John R. Dougery, Trustee (8) 165 Santa Ana Avenue San Francisco CA 94127	11	261	272	*%

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SilverHaze Partners, L.P. Attn: Zeid Masri, President 6862 Elm Street, Suite 720 McLean VA 22101	19,604	42,245	61,849	*%
Stone House LLC 7527 Old Dominion Drive McLean VA 22102	8,967	19,322	28,299	*%
The K.B. and Sukanya Chandrasekhar Living Trust 21591 Regnart Rd. Cupertino CA 95014	4,953	111,814	116,767	*%
Thierry Maupile 25731 Deerfield Drive Los Altos Hills CA 94066	2,065	9,406	11,471	*%
Theodore H. Swindells 139 24th Avenue San Francisco CA 94121	2,341	6,418	8,759	*%
VLG Associates 2000 (13) Attn: Mark Royer 275 Middlefield Rd. Menlo Park CA 94025	195	448	643	*%
VLG Investments 1999 (13) Attn: Mark Royer 275 Middlefield Rd. Menlo Park CA 94025	458	1,255	1,713	*%
William Jones (14) Meadow Vale Dauntsey Chippenham, Wiltshire SN15 4JH United Kingdom	2,673	145,005	147,678	*%
* Represents beneficial ownership of less than 1%

(1)

The number of shares of our common stock being offered for resale includes 3,417,299 shares subject to escrow arrangements until May 11, 2008, which shares will be subject to forfeiture if we incur certain losses which are indemnifiable under the IPWireless Merger Agreement, including any losses we may incur as a result of any breach of the representations and warranties or covenants of IPWireless contained in our merger agreement with IPWireless.

(2)

Unless otherwise indicated, assumes that each selling stockholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 160,814,419 shares of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(3)

John Freidenrich and Neal Dempsey have voting and investment control over each of Bay Partners LS Fund, LP and Bay Partners SBIC II, LP and Mr. Dempsey has voting control over the Dempsey Recovable Trust.

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Messrs. Freidenrich and Dempsey collectively will have voting and investment control over 955,937 shares of our common stock after this offering, which amount comprise less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(4)

Brendan J. Cassin has voting and investment control over each of the Cassin 1997 Charitable Trust, the Robert S. Cassin Charitable Trust, Cassin Family Partners and the Cassin Family Trust. Mr. Cassin will have voting and investment control over 273,758 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(5)

John V. Bautista has voting and investment control over the CNE Trust TTEE, FBO Venture Law Group 401(k). Mr. Bautista will have voting and investment control over 14,986 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(6)

Doll Technology Investment Management II, LLC has voting and investment control over each of DCM Annex Fund, L.P., DCM Internet Fund, L.P., DCM Network Fund, L.P., Doll Technology Affiliates Fund II, L.P. and Doll Technology Investment Fund II, L.P. Doll Technology Investment Management II, LLC will have voting and investment control over 629,863 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(7)

Donald L. Lucas has voting and investment control over the Donald L. Lucas, SUCC TTTE, Donald L. Lucas Profit Sharing Trust, the Donald L. Lucas, TTEE, Donald L. and Lygia S. Lucas Trust and the Richard M. Lucas Foundation. Mr. Lucas will have voting and investment control over 50,657 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(8)

John Dougery has voting and investment control over the Kathryn Ann Dougery Trust, the John and Marilyn Dougery Trust, the Shelley Dougery Trust, Dougery Ventures, LLC, the John R. Dougery Trust and the Rolapp Trust. Mr. Dougary will have voting and investment control over 6,534 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(9)

Gabriel Investment Partners II, L.P., as general partner of Gabriel Legacy Fund II, L.P. and Gabriel Venture Partners II, L.P., has voting and investment control over 774,893 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(10)

Gabriel Investment Company, LLC, as general partner of Gabriel Venture Partners, L.P. and Gabriel Legacy Fund, L.P., will have voting and investment control over 946,240 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(11)

Henry T. Wilson and Peter G. Schiff have voting and investment control over Northwood Capital Partners LLC and Northwood Ventures LLC. Messrs. Wilson and Schiff collectively will have voting and investment control over 105,333 shares of our common stock after this offering, which amount comprises less than one

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percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(12)

OHCP MGP, LLC, has voting and investment control over each of Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and OHCP IP Wireless, L.P. OHCP MGP, LLC will have voting and investment control over 2,625,338 shares of our common stock after this offering, which amount comprises 1.63% of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(13)

Mark Royer has voting and investment control over VLG Associates 2000 and VLG Investments 1999. Mr. Royer will have voting and investment control over 2,356 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

(14)

William Jones is a director of the Company and Chief Executive Officer of NextWave Network Products. Dr. Jones will beneficially own 350,606 shares of our common stock after this offering, which amount comprises less than one percent of our common stock outstanding as of March 28, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 28, 2008.

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DESCRIPTION OF CAPITAL STOCK

General

As of May 2, 2008, we have 102,857,605 shares of our common stock outstanding held by approximately 1,080 holders of record. Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share, of which 355,000 shares have been designated as Series A Senior Convertible Preferred Stock. As of May 2, 2008, we have 355,000 shares of our Series A Preferred Stock outstanding, convertible into 34,668,951 shares of our Common Stock as of that date, held by approximately 21 holders of record. The outstanding shares of our common stock and Series A Preferred Stock are fully paid and non-assessable. As of May 2, 2008, there are 36,524,532 shares reserved for future issuance, of which 26,025,780 will be reserved for issuance upon the exercise of granted and outstanding options and warrants and 10,498,752 will be available for future option grants, plus approximately $4.0 million of our common stock may be issued under the IPWireless Employee Stock Bonus Plan upon the achievement of certain milestones relating to product shipments and up to $5.0 million of our common stock may be issued under the GO Networks Employee Stock Bonus Plan upon the achievement of certain milestones relating to product shipments. In addition, shares of our common stock have become issuable pursuant to the CYGNUS Plan and the PacketVideo Corporation 2005 Equity Incentive Plan (the “PacketVideo Plan”).

 A description of our common stock and Series A Preferred Stock appears below.

Common Stock

Dividend Rights. Holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive, Conversion or Redemption Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is fully paid and nonassessable.

Series A Preferred Stock

Dividend Rights. The Series A Preferred Stock is entitled to receive quarterly dividends on the liquidation preference at a rate of 7.5% per annum. Until the fourth anniversary of issuance, we can elect whether to declare dividends in cash or to not declare and pay dividends, in which case the per share dividend amount will be added to the liquidation preference. From and after the fourth anniversary of issuance, we must declare dividends in cash each quarter, subject to applicable law. The dividend rate is subject to adjustment to 10% per annum if we default in our dividend payment obligations. The dividend rate is also subject to adjustment to 15% per annum if we fail to comply with the protective covenants of the Series A Preferred Stock described below and to 18% per annum if we fail to convert or redeem the Series A Preferred Stock when required to do so, as described below.

Voting Rights. Pursuant to the terms of the Series A Preferred Stock, so long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, and until the date on which we elect to redeem all shares of Series A Preferred Stock in connection with an asset sale, as described below, we must receive the approval of the holders of shares representing at least 75% of the Series A Preferred Stock then outstanding to (i) incur indebtedness in excess of $500 million, subject to certain adjustments and exceptions, (ii) create any capital stock that is senior to

32

or on a parity with the Series A Preferred Stock in terms of dividends, distributions or other rights, or (iii) consummate asset sales involving the receipt of gross proceeds of, or the disposition of assets worth, $500 million or more based on their fair market value. In addition, so long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, we may not distribute rights or warrants to all holders of our common stock entitling them to purchase shares of our common stock, or consummate any sale of our common stock, for an amount less than the fair market value on the date of issuance, with certain exceptions. With respect to other matters requiring stockholder approval, the shares of Series A Preferred Stock will be entitled to vote as one class with the common stock on an as-converted basis.

Conversion Rights and Redemption Rights. Each share of Series A Preferred Stock is convertible into a number of shares of our common stock equal to the liquidation preference then in effect divided by $11.05. If all shares of Series A Preferred Stock were to be converted, we would be obligated to issue 34,668,951 shares of our common stock. The Series A Preferred Stock is convertible at any time at the option of the holder, or at our election after the 18-month anniversary of issuance, subject to the trading price of our common stock reaching $22.10 for a specified period of time, except that such threshold price will be reduced to $16.575 on the earlier of the third anniversary of issuance or our consummation of a qualified public offering. We will not be entitled to convert the Series A Preferred Stock at our election unless a shelf registration statement covering the shares of common stock issued upon conversion is then effective or the shares are no longer considered restricted securities under the Securities Act.

We will be required to redeem all outstanding shares of Series A Preferred Stock, if any, on March 28, 2017, at a price equal to the liquidation preference plus unpaid dividends. If we elect to convert the Series A Preferred Stock after our common stock price has reached the qualifying threshold, we must redeem the shares of holders of Series A Preferred Stock who elect not to convert into common stock at a price equal to 130% of the liquidation preference. However, we are not required to redeem more than 50% of the shares of Series A Preferred Stock subject to any particular conversion notice. In the event that we fail to obtain approval of the holders of Series A Preferred Stock to an asset sale transaction, we must either not consummate such asset sale or elect to redeem all shares of Series A Preferred Stock at a redemption price equal to 120% of the liquidation preference. Holders will be entitled to opt-out of such a redemption.

Right to Receive Liquidation Distributions. The Series A Preferred Stock has an initial liquidation preference of $1,000 per share, subject to increase for accrued dividends as described above. The liquidation preference would become payable upon redemption, as described above, upon a liquidation or dissolution of our company, or upon deemed liquidation events including a change in control, merger or sale of all or substantially all our assets, unless the holders of Series A Preferred Stock provide a 75% vote to not treat a covered event as a deemed liquidation. Upon a deemed liquidation event, the Series A Preferred Stock will be entitled to receive an amount per share equal to the greater of 120% of the liquidation preference or the amount that would have been received if such share had converted into common stock in connection with such event.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws of NextWave Wireless Inc.

The provisions of Delaware law, as well as our certificate of incorporation and bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of our company.

Delaware Law

Effective upon the listing of our common stock on The Nasdaq Global Market, our company became subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless: the transaction is approved by the board of directors before the date the interested stockholder attained that status; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or on or after the date the business combination is approved by the board of

33

directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

any vacancies on the board of directors would be filled by a majority vote of the board;

our board of directors will be authorized to issue preferred stock without stockholder approval; and

we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Nasdaq Global Market Listing

Our common stock is listed on The Nasdaq Global Market under the ticker symbol “WAVE”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by

35

them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incidental to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because a Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of NextWave Wireless Inc. common stock offered hereby will be passed upon for NextWave Wireless Inc. by Weil, Gotshal & Manges LLP, New York, NY.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited NextWave Wireless Inc.’s consolidated financial statements and schedule at December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’/members’ equity and cash flows for the years then ended and for the period from April 13, 2005 (date of inception) through December 31, 2005, as set forth in their report. We have incorporated by reference NextWave Wireless Inc.’s consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of IPWireless, Inc. as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006, consolidated financial statements of IPWireless contains an explanatory paragraph that states that IPWireless’s recurring losses from operations and net capital deficiency

36

raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audit report covering the December 31, 2006 financial statements of IPWireless refers to the adoption of Statement of Financial Accounting Standards No 123 (R)Share-Based Payment, and Financial Accounting Standards Board Statements of Position 150-5, Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. On November 13, 2006, we became a SEC reporting company as a successor to NextWave Wireless LLC. Copies of NextWave Wireless LLC’s and our reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports and other information regarding NextWave Wireless LLC. The address of the SEC website is http://www.sec.gov.

You should rely only on the information contained in this prospectus or on information to which NextWave has referred you. We have not authorized anyone else to provide you with any information.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information.

The following documents filed by us with the SEC are hereby incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2007;
Quarterly Report on Form 10-Q for the quarter ended March 29, 2008;
•	Current Reports on Form 8-K filed on May 17, 2007, December 11, 2007, March 21, 2008, March 24, 2008 and April 24, 2008;
•	Amendment No. 1 to the Current Report on Form 8-K, filed on April 25, 2008, relating to the Current Report on Form 8-K, filed on April 24, 2008;
Amendment No. 1 to the Current Report on Form 8-K filed on July 25, 2007, relating to the Current Report on Form 8-K, filed on May 17, 2007;
The description of our common stock set forth in Form 8-A, filed on December 12, 2006; and
•

all documents we have filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents

Copies of these filings are available free of charge by writing to NextWave Wireless Inc., 12670 High Bluff Drive, San Diego, California 92130, Attention: Investor Relations, or by telephoning us at (858) 480-3100.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses (except for the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and The Nasdaq Global Market listing fee) payable by the registrant in connection with the registration of the common stock:

Securities and Exchange Commission registration fee	$1,770.60
Printer expenses	$--
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$40,000.00
Total	$51,770.60

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits our board of directors to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of us, or serving or having served, at our request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

We have adopted provisions in our certificate of incorporation and bylaws that limit the liability of our directors and officers for any loss, claim or damage incurred by reason of any act or omission performed or omitted by such person on our behalf and in good faith and in a manner reasonably believed to be within the scope of the authority conferred on such person by our bylaws. However, a director or officer will be liable for any act or omission (i) not performed or omitted in good faith or which such person did not reasonably believe to be in our best interests or which involved intentional misconduct or knowing violation of the law or (ii) from which such person received an improper personal benefit.

We will advance the costs incurred by or on behalf of any director or officer in connection with any indemnified loss within 20 days after we receive a detailed statement providing reasonable documentation of such costs and providing a written undertaking stating that such person will repay all advanced costs if it is later determined that such individual was entitled to indemnification by us. We believe that the limitation of liability provision in our by-laws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

II-1

ITEM 16.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

INDEX TO EXHIBITS

No.
2.1

Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc. and NextWave Telecom Inc., dated January 21, 2005 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the “Form 10”)) ***

3.1

Amended and Restated Certificate of Incorporation of NextWave Wireless Inc., as restated on November 6, 2006 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4/A of NextWave Wireless Inc. filed November 7, 2006) ***

3.2

Amended and Restated By-laws of NextWave Wireless Inc., adopted on October 30, 2007 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 2, 2007) ***

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A filed November 7, 2006) ***

4.2	Form of Station 4, LLC Warrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the “Form 10”)) ***

4.3

Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the “July 21, 2006 Form 8- K”)) ***

4.4

Certificate of Designations for NextWave Wireless Inc.’s Series A Senior Convertible Preferred Stock. (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

4.5

Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 10.19 to the 2006 10-K) ***

5.1	Opinion of Weil, Gotshal & Manges LLP *
10.1

Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 7, 2006) ***

10.2

Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed January 3, 2007) ***

10.3

Agreement and Plan of Merger, dated as of May 24, 2005, by and among NextWave Wireless LLC, PVC Acquisition Corp., PacketVideo Corporation and William D. Cvengros, as the Stockholder Representative (incorporated by reference to Exhibit 2.2 to Amendment #1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed June 29, 2006 (“Amendment #1 to Form 10”)) ***

10.4

Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006) ***

10.5

Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K) ***

10.6	NextWave Wireless Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Post-Effective Amendment No. 1 on Form S-8 filed January 19, 2007) ***

10.7	CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10) ***

10.8	PacketVideo Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10 filed on May 1, 2006) ***

10.9	NextWave Wireless Inc. 2005 Stock Incentive Plan Award Agreement (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 filed December 7, 2006) ***

10.10

Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004 (incorporated by reference to Exhibit 10.4 to the Form 10) ***

10.11

Acquisition Agreement, dated as of May 9, 2006, by and among (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc., (iv) Columbia WCS III, Inc., (v) TKH Corp., (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative (incorporated by reference to Exhibit 10.7 to Amendment #1 of the Form 10) ***

10.12	Spectrum Acquisition Agreement, dated as of October 13, 2005, between NextWave Broadband Inc. and Bal-Rivgam, LLC (incorporated by reference to Exhibit 10.8 to Amendment #1 of the Form 10) ***

10.13

Guaranty, dated as of July 17, 2006, by and among NextWave Broadband, Inc., NW Spectrum Co., AWS Wireless Inc., PacketVideo Corporation and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.1 to the July 21, 2006 Form 8-K) ***

10.14	Parent Guaranty, dated as of July 17, 2006, between NextWave Wireless Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the July 21, 2006 Form 8-K) ***

10.16

Pledge and Security Agreement, dated as of July 17, 2006, by and among NextWave Wireless LLC, the undersigned direct and indirect subsidiaries of NextWave Wireless LLC, each additional Grantor that may become a party thereto and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the July 21, 2006 Form 8-K) ***

10.17	NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

10.18	GO Networks, Inc. Stock Bonus Plan (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

10.19

Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I (the “Purchasers”) thereto (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

10.20

Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

10.21

Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed April 12, 2007) ***

10.22	IPWireless, Inc. Employee Stock Bonus Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007) ***

10.23

First Amendment to the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007) ***

10.24

First Amendment to the Purchase Agreement, dated March 12, 2008, by and among NextWave Wireless Inc., NextWave Wireless LLC and the holders named therein and the guarantors named therein, relating to the Company’s 7% Senior Secured Noted due 2010 (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 13, 2008) ***

10.25

Amendment to the IPWireless, Inc. Employee Stock Bonus Plan, dated as of March 10, 2008 (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 13, 2008) ***

21.1	Subsidiaries of the Registrant***

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm**

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm**

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)*

* Previously filed.

** Filed herewith.

*** Incorporated by reference.

Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 9, 2008.

NextWave Wireless Inc.

By:	/s/ Frank A. Cassou

Frank A. Cassou

Executive Vice President - Corporate Development

and Chief Legal Counsel, Secretary

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Frank A. Cassou, George C. Alex and Roseann Rustici, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on May 9, 2008.

Name	Title
*	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)
Allen Salmasi

*	Executive Vice President – Chief Financial Officer (Principal Financial Officer)
George C. Alex

*	Executive Vice President – Corporate Controller (Principal Accounting Officer)
Francis J. Harding

*	Director
James C. Brailean

*	Director
William Jones

*	Director
Douglas F. Manchester

*	Director
Jack Rosen

*	Director
Robert T. Symington

*	Director
William H. Webster
* By:/s/ Frank A. Cassou Frank A. Cassou As Attorney-in-Fact

INDEX TO EXHIBITS

No.
2.1

Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc. and NextWave Telecom Inc., dated January 21, 2005 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the “Form 10”)) ***

3.1

Amended and Restated Certificate of Incorporation of NextWave Wireless Inc., as restated on November 6, 2006 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4/A of NextWave Wireless Inc. filed November 7, 2006) ***

3.2

Amended and Restated By-laws of NextWave Wireless Inc., adopted on October 30, 2007 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 2, 2007) ***

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A filed November 7, 2006) ***

4.2	Form of Station 4, LLC Warrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the “Form 10”)) ***

4.3

Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the “July 21, 2006 Form 8- K”)) ***

4.4

Certificate of Designations for NextWave Wireless Inc.’s Series A Senior Convertible Preferred Stock. (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

4.5

Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 10.19 to the 2006 10-K) ***

5.1	Opinion of Weil, Gotshal & Manges LLP *
10.1

Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 7, 2006) ***

10.2

Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed January 3, 2007) ***

10.3

Agreement and Plan of Merger, dated as of May 24, 2005, by and among NextWave Wireless LLC, PVC Acquisition Corp., PacketVideo Corporation and William D. Cvengros, as the Stockholder Representative (incorporated by reference to Exhibit 2.2 to Amendment #1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed June 29, 2006 (“Amendment #1 to Form 10”)) ***

10.4

Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006) ***

10.5

Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K) ***

10.6	NextWave Wireless Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Post-Effective Amendment No. 1 on Form S-8 filed January 19, 2007) ***

10.7	CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10) ***

10.8	PacketVideo Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10 filed on May 1, 2006) ***

10.9	NextWave Wireless Inc. 2005 Stock Incentive Plan Award Agreement (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 filed December 7, 2006) ***

10.10

Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004 (incorporated by reference to Exhibit 10.4 to the Form 10) ***

10.11

Acquisition Agreement, dated as of May 9, 2006, by and among (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc., (iv) Columbia WCS III, Inc., (v) TKH Corp., (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative (incorporated by reference to Exhibit 10.7 to Amendment #1 of the Form 10) ***

10.12	Spectrum Acquisition Agreement, dated as of October 13, 2005, between NextWave Broadband Inc. and Bal-Rivgam, LLC (incorporated by reference to Exhibit 10.8 to Amendment #1 of the Form 10) ***

10.13

Guaranty, dated as of July 17, 2006, by and among NextWave Broadband, Inc., NW Spectrum Co., AWS Wireless Inc., PacketVideo Corporation and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.1 to the July 21, 2006 Form 8-K) ***

10.14	Parent Guaranty, dated as of July 17, 2006, between NextWave Wireless Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the July 21, 2006 Form 8-K) ***

10.16

Pledge and Security Agreement, dated as of July 17, 2006, by and among NextWave Wireless LLC, the undersigned direct and indirect subsidiaries of NextWave Wireless LLC, each additional Grantor that may become a party thereto and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the July 21, 2006 Form 8-K) ***

10.17	NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

10.18	GO Networks, Inc. Stock Bonus Plan (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

10.19

Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I (the “Purchasers”) thereto (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

10.20

Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007) ***

10.21

Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed April 12, 2007) ***

10.22	IPWireless, Inc. Employee Stock Bonus Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007) ***

10.23

First Amendment to the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007) ***

10.24

First Amendment to the Purchase Agreement, dated March 12, 2008, by and among NextWave Wireless Inc., NextWave Wireless LLC and the holders named therein and the guarantors named therein, relating to the Company’s 7% Senior Secured Noted due 2010 (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 13, 2008) ***

10.25

Amendment to the IPWireless, Inc. Employee Stock Bonus Plan, dated as of March 10, 2008 (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 13, 2008) ***

21.1	Subsidiaries of the Registrant***

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm**

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm**

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)*

* Previously filed.

** Filed herewith.

*** Incorporated by reference.